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                                                                 EXHIBIT 99.2(b)











                                  AMENDMENT TO
                                    BY-LAWS
                                       OF
                          EATON VANCE MUNICIPALS TRUST

                               December 13, 1993






Pursuant to ARTICLE XV of the BY-LAWS of Eaton Vance Municipals Trust, (the "Trust") upon vote of a majority of the Trustees of the Trust SECTION 2. of
ARTICLE II of the BY-LAWS of the Trust was amended to read as follows:

SECTION 2. Election of Officers. The President, Treasurer and Secretary shall be chosen annually by the Trustees.

         Except for the offices of President and Secretary, two or more offices may be held by a single person. The officers shall hold office until their successors are chosen and qualified.





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